EXHIBIT 4.6
Dated: June 21, 2007
UNIT PURCHASE OPTION
FOR THE PURCHASE OF
UNITS
OF
TITANIUM ASSET MANAGEMENT CORP.

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10.	Entire Agreement		7
	10.1	Binding Effect	7
	10.2	Governing Law	7
	10.3	Arbitration; Submission to Jurisdiction	7
	10.4	Waiver, Etc	8
	10.5	Execution in Counterparts	8
	10.6	Exchange Agreement	8
	10.7	Registration Rights	8

iii

THE REGISTERED HOLDER OF THIS UNIT PURCHASE OPTION BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS UNIT PURCHASE OPTION EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS UNIT PURCHASE OPTION AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS UNIT PURCHASE OPTION TO ANYONE OTHER THAN SUNRISE SECURITIES CORP., OR THEIR BONA FIDE OFFICERS OR PARTNERS, OR TO AN EMPLOYEE OF SUNRISE SECURITIES CORP., OR A FAMILY MEMBER OF AN OFFICER OR DIRECTOR OF SUNRISE SECURITIES CORP. OR TO A CHARITABLE ORGANIZATION (DEFINED BELOW).
THIS UNIT PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO THE EARLIER OF (I) THE CONSUMMATION BY TITANIUM ASSET MANAGEMENT CORP. OF A QUALIFIED BUSINESS COMBINATION AND (II) THE QUALIFIED BUSINESS COMBINATION DEADLINE. VOID AFTER 5:00 P.M EASTERN TIME, JUNE, 21 2012.
UNIT PURCHASE OPTION
FOR THE PURCHASE OF
UNITS
OF
TITANIUM ASSET MANAGEMENT CORP.
(the “Company”)
1. Defined Terms.
     Unless otherwise stated, capitalized terms in this Unit Purchase Option shall have the meaning ascribed to them in the Company’s offering circular (an admission document) dated June 18, 2007 (the “Admission Document”).
2. Unit Purchase Option.
     THIS CERTIFIES THAT, in consideration of $100 duly paid by or on behalf of (the “Holder”), as registered owner of this Unit Purchase Option, to the Company, the Holder is entitled, at any time or from time to time upon the earlier of (i) the consummation by the Company of a Qualified Business Combination and (ii) Qualified Business Combination Deadline (the date in (i) or (ii) above, the “Commencement Date”), and at or before 5:00 p.m., Eastern Time on the date that is five years less one day from the Admission Date (“Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to ( ) Units of the Company, each Unit consisting of one Share and one Warrant initially at a price of $6.60 subject to the terms of this Unit Purchase Option PROVIDED THAT if exercised later than four years and one day following the Admission Date, this Unit Purchase Option shall only be exercisable for ( ) Shares (and no Warrants) at a per Share exercise price of $5.50. Each Warrant subject to this Unit Purchase Option is identical to the Warrants included in the Units being registered for sale to the investors by way of the Admission Document other than the Warrants subject to this Option are non-callable by the Company. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Unit Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Unit Purchase Option or any portion thereof. This Unit Purchase Option is initially exercisable at $6.60 per Unit so purchased on the terms of this Section 2; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Unit Purchase Option, including the exercise price per Unit and the number of Units (and Shares and Warrants) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context. All the rights of this Unit Purchase Option shall be non-callable by the Company.
3. Exercise.
     3.1 Exercise Form. In order to exercise this Unit Purchase Option, in whole or in part an exercise form (attached hereto as Exhibit A) must be duly executed and completed and delivered to the Company, together with this Unit Purchase Option and payment of the Exercise Price for the Units being purchased payable in cash or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Unit Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.
     3.2 Legend. Each certificate for the securities purchased under this Unit Purchase Option shall bear a legend substantially as follows (or in such other form as shall be agreed between the Company and the Holder) unless such securities have been registered under the Securities Act of 1933, as amended (“Act”):
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”) or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”
     3.3 Cashless Exercise.
          3.3.1 Cashless Exercise. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Unit Purchase Option is exercisable (and in lieu of being entitled to receive Shares and Warrants) in the manner required by Section 3.1, the Holder shall have the right (the “Cashless Exercise Right”) (but not the obligation) to convert any exercisable but unexercised portion of this Unit Purchase Option into Units (“Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units (or that number of Shares and Warrants (comprised in that number of Units) equal to the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the Unit Purchase Option being converted by (y) the “Current Market Value” (as defined below) of the portion of the Unit Purchase Option being converted. The “Value” of the portion of the Unit Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of the Unit Purchase Option being converted from (b) the Current Market Value of a Unit multiplied by the number of Units underlying the portion of the Unit Purchase Option being converted. As used herein, the “Current Market Value” per Unit at any date means the Current Market Price of the Shares plus the product of (x) the Current Market Price of the Warrants and (y) the number of Shares underlying the Warrants included in one Unit. The “Current Market Price” shall mean (i) if the Shares (or Warrants, as the case may be) are listed on AIM, the average of the reported last independent bid price of the Shares (or Warrants, as the case may be) as reported by AIM for the ten (10) trading days ending on the third business day preceding the date in question; (ii) if the Shares (or Warrants, as the case may be) are not listed on AIM but are listed on a national securities exchange or quoted on the Nasdaq Global Market, Nasdaq Capital Market or NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the average of the reported last independent bid price of the Shares (or Warrants, as the case may be) as reported by the exchange, Nasdaq or the NASD, as the case may be, for the ten (10) trading days ending on the third business day preceding the date in question; (iii) if the Shares (or Warrants, as the case may be) are not listed on AIM, on a national securities exchange or quoted on the Nasdaq National Global, Nasdaq Capital Market or the NASD OTC Bulletin Board (or successor exchange), but are traded in the residual over-the-counter market, the average of the reported last independent bid price of the Shares (or Warrants, as the case may be) for the ten (10) trading days ending on the third business day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iv) if the fair market value of the Shares (or Warrants, as the case may be) cannot be determined pursuant to sub-sections (i), (ii) or (iii) above, such price as the Board of Directors of the Company shall determine, in good faith.
          3.3.2 Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Unit Purchase Option with the duly executed exercise form attached hereto as Exhibit A with the cashless exercise section completed to the Company, specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.
     3.4 Reduction in Option Shares upon Liquidation of Trust Fund. In the event that (i) the Company has completed a Business Combination but fails to complete a Qualified Business Combination by the Qualified Business Combination Deadline and the Shares are repurchased as more fully described in the Admission Document and (ii) the Current Market Value of a Unit exceeds $6.60, the number of Shares underlying this Unit Purchase Option (the “Option Shares”) shall be reduced, such that the number of Option Shares immediately following such repurchase shall equal the number of Option Shares immediately prior to such repurchase multiplied by a fraction, the numerator of which shall be the number of Shares held by the New Stockholders that are not eligible for repurchase by the Company, and the denominator of which is the total number of Shares held by the New Stockholders immediately prior to such repurchase.
4. Transfer.
     4.1 General Restrictions. The Holder, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge or hypothecate this Unit Purchase Option to anyone other than (i) to an employee of Sunrise Securities Corp., (ii) any family member of an officer, director or shareholder of Sunrise Securities Corp. or (iii) an entity exempt from federal income tax under section 501(c)(3) of the United States Internal Revenue Code, as is now in effect or may hereafter be amended, or the corresponding provision of any future United States federal tax code (a “Charitable Organization”), and subject to compliance with or exemptions from, applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form (attached hereto as Exhibit B) duly executed and completed, together with the Unit Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Unit Purchase Option on the books of the Company and shall execute and deliver a new Unit Purchase Option or Unit Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

     4.2 Restrictions Imposed by the Act. The securities evidenced by this Unit Purchase Option shall not be transferred unless the transfer is pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act provided by Rule 144, Rule 144A or Regulation S under the Act (subject to such transferee making such representations in favor of the Company as the Company may deem advisable to ensure that such transfer is conducted pursuant to such an exemption from, or in a transaction not subject to, registration under the Act and in accordance with any applicable laws of state of the U.S. and any other jurisdiction and, inter alia, agreement by the transferee to take such securities subject to customary transfer restrictions and appropriate legends, and accompanied by an opinion of counsel reasonably satisfactory to the Company that such transfer is to be effected in a transaction meeting the requirements of Regulation S under the Act or is exempt from registration), and in each case in accordance with applicable securities laws of each state of the U.S. and any other jurisdiction.
5. New Unit Purchase Options to be Issued.
     5.1 Partial Exercise or Transfer. Subject to the restrictions in Section 4 hereof, this Unit Purchase Option may be exercised or assigned (in accordance with Section 4 above) in whole or in part. In the event of the exercise or assignment hereof (in accordance with Section 4 above) in part only, upon surrender of this Unit Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer or other duties or tax, the Company shall cause to be delivered to the Holder without charge a new Unit Purchase Option of like tenor to this Unit Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Unit Purchase Option has not been exercised or assigned.
     5.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Unit Purchase Option and upon being indemnified to its satisfaction, the Company shall execute and deliver a new Unit Purchase Option of like tenor and date. Any such new Unit Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.
6. Adjustments.
     6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Unit Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:
          6.1.1 Share Dividends — Subdivisions. If after the date hereof, and subject to the provisions of Section 6.2 below, the number of outstanding Shares is increased by a share dividend payable in Shares or by a subdivision of Shares or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of Shares underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding Shares. In such case, the number of Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants. For example, if the Company declares a two-for-one share dividend and at the time of such dividend this Unit Purchase Option is for the purchase of one Unit at $6.60 per whole Unit (each Warrant underlying the Units is exercisable for $4.00 per share), upon effectiveness of the dividend, this Unit Purchase Option will be adjusted to allow for the purchase of one Unit at $6.60 per Unit, each Unit entitling the holder to receive two Shares and one Warrant (exercisable for two Shares at $2.00 per Share).

          6.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.2, the number of outstanding Shares is decreased by a consolidation, combination, reverse share-split, reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding Shares. In such case, the number of Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants. For example, if the Company declares a one-for-two reverse share split and at the time of such share split this Unit Purchase Option is for the purchase of one Unit at $6.60 per whole Unit (with each Warrant underlying the Units being exercisable for $4.00 per share), upon effectiveness of the reverse stock split, this Unit Purchase Option will be adjusted to allow for the purchase of one Unit at $6.60 per Unit, each Unit entitling the holder to receive one half of one Share and one Warrant (such Warrant being exercisable for half a share for $4.00).
          6.1.3 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such Shares, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder shall have the right thereafter (until the expiration of the right of exercise of this Unit Purchase Option), upon the terms and conditions specified in the Unit Purchase Option and in lieu of the Shares and Warrants of the Company immediately theretofore purchaseable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that (i) the Holder of the number of Shares of the Company obtainable upon exercise of this Unit Purchase Option would have received immediately prior to such event and (ii) the holder of the Warrants of the Company obtainable upon exercise of this Unit Purchase Option would have received upon exercise of such Warrant immediately prior to such event. If any reclassification also results in a change in Shares covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3 The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.
          6.1.4 Notice of Changes in Unit Purchase Option. Upon every adjustment of the Exercise Price or the number of Shares or Warrants to be issued upon exercise of this Unit Purchase Option, the Company shall give notice thereof to the Holder which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Shares this Unit Purchase Option and the number of Shares issuable upon exercise of the Warrants underlying this Unit Purchase Option, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 6.1.1, 6.1.2 or 6.1.3 then, in any such event, the Company shall give written notice to the Holder, at the last address set forth for the Holder, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
          6.1.5 Changes in Form of Unit Purchase Option. This form of Unit Purchase Option need not be changed because of any change pursuant to this Section 6, and Unit Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Unit Purchase Options initially issued pursuant to this Agreement. The acceptance by the Holder of the issuance of new Unit Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.
     6.2 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares or Warrants upon the exercise of the Unit Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction down to the nearest whole number of Warrants, Shares or other securities, properties or rights.
7. Reservation. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of the Unit Purchase Options or the Warrants underlying the Unit Purchase Option, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Unit Purchase Option and payment of the Exercise Price therefor, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. The Company further covenants and agrees that upon exercise of the Warrants underlying the Unit Purchase Options and payment of the respective Warrant exercise price therefor, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder.
8. Certain Notice Requirements.
     8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Unit Purchase Option and its exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to the Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.
     8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Shares any additional capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.
     8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holder of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.
     8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Unit Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: if to the Company, to the following address or to such other address as the Company may designate by notice to the Holder:
Titanium Asset Management Corp.
ComCenter at Lakewood Ranch
9040 Town Center Parkway
Suite 102
Bradenton
Florida 34202
USA
Attention: Chief Executive Officer
     If to the Holder, to the following address or to such other address as the Holder may designate by notice to the Company:
Sunrise Securities Corp.
641 Lexington Avenue
New York, NY 10022
USA
Attention: President
9. Miscellaneous.
     9.1 Amendments. The Company and the Holder may from time to time supplement or amend this Unit Purchase Option.
     9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Unit Purchase Option.
10. Entire Agreement. This Unit Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Unit Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.
     10.1 Binding Effect. This Unit Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Unit Purchase Option or any provisions herein contained.

     10.2 Governing Law. This Unit Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of laws.
     10.3 Arbitration; Submission to Jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Unit Purchase Option shall be resolved by a binding arbitration, to be held in New York, New York at the offices of the International Chamber of Commerce (“ICC”), under the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect (the “ICC Rules”). The arbitration provided for hereunder will be undertaken by a single arbitrator, jointly appointed by the Company and the Holder and if they are unable to agree on an arbitrator, then the arbitrator shall be selected by the manager of the ICC office in New York in accordance with the ICC Rules, provided that such arbitrator shall be qualified to practice law in the State of New York. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. The arbitrator shall render their final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. The Company and the Holder hereby agree that any action against either party ancillary to arbitration pursuant to this Section 10.3 (as determined by the arbitrator), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Holder hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company and the Holder may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon either party in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.
     10.4 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Unit Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Unit Purchase Option or any provision hereof or the right of the Company or the Holder to thereafter enforce each and every provision of this Unit Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Unit Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

     10.5 Execution in Counterparts. This Unit Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.
     10.6 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Unit Purchase Option, the Holder agrees that, at any time prior to the complete exercise of this Unit Purchase Option by the Holder, if the Company and the Holder enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Unit Purchase Options will be exchanged for securities or cash or a combination of both, then the Holder shall agree to such exchange and become a party to the Exchange Agreement.
     10.7 Registration Rights. The Holder of this Unit Purchase Option or securities acquired upon the exercise of this Unit Purchase Option shall be entitled to the same:
          10.7.1 registration rights, and
          10.7.2 remedies, penalties and compensation;
     with respect to the Shares underlying this Unit Purchase Option, including the Shares underlying the Warrants assumable upon exercise of this Unit Purchase Option, as those other investors in Units have pursuant to an agreement entitled the Investor Rights Agreement entered into on or about the date of this agreement between the Company, the Holder and Seymour Pierce Limited.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Company has caused this Unit Purchase Option to be signed by its duly authorized officer as of the ___ day of June ___, 2007.

SIGNED by ,	)
duly authorised, for and on	)
behalf of TITANIUM ASSET MANAGEMENT CORP.	)

EXHIBIT A
Form to be used to exercise Unit Purchase Option
Titanium Asset Management Corp.
ComCenter at Lakewood Ranch
9040 Town Center Parkway
Suite 102
Bradenton
Florida 34202
USA
Date:                    , 200
     [If not making cashless exercise] The undersigned hereby elects irrevocably to exercise all or a portion of the units within the Unit Purchase Option and to purchase                     Units of Titanium Asset Management Corp. and hereby makes payment of $                                         (at the rate of $                             per Unit) payment of the Exercise Price pursuant thereto.
     [If making cashless exercise] The undersigned hereby elects irrevocably to exercise all or a portion of the units within the Unit Purchase Option utilizing the cashless exercise related to ___Units of Titanium Asset Management Corp. The average closing price of the stock for the previous twenty trading days as of [date] was $___/share and the average closing price of the warrants for the previous twenty trading days as of such data was $___/warrant, implying the issuance of ___shares of stock and ___warrants.
     Please issue the Shares and Warrants as to which this Unit Purchase Option is exercised in accordance with the instructions given below.

Signature

Signature Guaranteed
INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name	(Print in Block Letters)

Address

     NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN UNIT PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.

EXHIBIT B
Form to be used to assign Unit Purchase Option
ASSIGNMENT
(To be executed by the Holder to effect a transfer of the Unit Purchase Option)
Titanium Asset Management Corp.
ComCenter at Lakewood Ranch
9040 Town Center Parkway
Suite 102
Bradenton
Florida 34202
USA
Date:___________________, 200_
     FOR VALUE RECEIVED,__________________________________________ does hereby sell, assign and transfer unto____________________________________ the right to purchase _________ Units of Titanium Asset Management Corp. (“Company”) evidenced by the within Unit Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Signature

Signature Guaranteed
     NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN UNIT PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.